SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549



                            FORM 8-K
                         CURRENT REPORT



               Pursuant to Section 13 or 15(d) of
              The Securities Exchange Act of 1934


                         Date of Report
                       December 13, 2000


                      Energen Corporation
     (Exact name of registrant as specified in its charter)


                            Alabama
         (State or other jurisdiction of incorporation)


           1-7810                            63-0757759
   (Commission File No.)         (IRS Employer Identification No.)



605 Richard Arrington, Jr. Boulevard North
    Birmingham, Alabama                        35203
(Address of principal executive offices)     (Zip Code)


                         (205) 326-2700
      (Registrant's telephone number including area code)



Item 5.   Other Events

The following consolidated ratio of earnings to fixed charges for the years ended September 30, 2000, 1999, 1998, 1997, and 1996 have been derived from previously published audited consolidated financial statements of Energen Corporation, as filed with the Securities and Exchange Commission (SEC) on Form 10-K. The following consolidated ratio of earnings to fixed charges have been determined pursuant to SEC regulations and should be read in conjunction with, and are qualified in their entirety by reference to, the consolidated financial statements from which they have been derived and the accompanying notes thereto.


                Consolidated Ratios of Earnings to Fixed Charges

The following are the consolidated ratios of earnings to fixed charges for each of the periods indicated:

                                            Years ended September 30,
                                       2000   1999    1998   1997     1996

Ratio of Earnings to Fixed Charges(1)  2.58   2.11    2.08   2.38     2.89


(1) For purposes of computing the consolidated ratio, "earnings" consist of net income applicable to common stock, plus applicable income taxes and interest, net of amount capitalized. "Fixed charges" consist of interest expense, capitalized interest and amortization of debt discount and expense.


Item 7.   Financial Statements and Exhibits

      (c) Exhibits


          Exhibit
          Number   Description
          12       Computation of Ratio of Earnings to Fixed Charges



                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     ENERGEN CORPORATION


DATE:   December 13, 2000          By   /s/  Grace B. Carr
                                   Grace B. Carr
                                   Controller of Energen Corporation


ENERGEN CORPORATION                                   Exhibit 12
Computation of Ratio of Earnings to Fixed Charges
(In Thousands, Except for Ratios)


                                      Years Ended September 30,
                                 2000    1999   1998    1997   1996

Earnings, as defined:

Income from continuing operations
 before provision for income
 taxes                        $59,807 $41,545 $34,028 $32,094 $26,589
Add:
 Interest, net of amount
  capitalized (1)              37,449  37,025  29,832  22,716  13,631
  Dividends on preferred
   stock of subsidiary              0       0       0       0       0

Total earnings, as defined    $97,256 $78,570 $63,860 $54,810 $40,220
Fixed charges, as defined:

 Interest (1)                 $37,769 $37,248 $30,774 $23,066 $13,920
  Dividends on preferred
   stock of subsidiary              0       0       0       0       0

Total fixed charges,
 as defined                   $37,769 $37,248 $30,774 $23,066  $13,920

Ratio of earnings to
  fixed charges                  2.58    2.11    2.08    2.38     2.89

(1) Includes amortization of debt discount and expense